Exhibit 99.8

CONSENT TO BE IDENTIFIED AS
A PROPOSED DIRECTOR

I, Winston E. Rice, Director of First Louisiana Bancshares, Inc., hereby consent to being identified as a proposed director of Home Federal Bancorp, Inc. of Louisiana (the "Company") in the Company's prospectus to be included in a registration statement on Form S-1.

By:	/s/Winston E. Rice
Winston E. Rice

Dated: March 12, 2008